Exhibit 99.2
October 6, 2010
Dear Fellow Shareholder:
     The Board of Directors, at its meeting held on September 30, 2010, declared a quarterly cash dividend of $0.02 per common share. The dividend will be paid on October 27, 2010 to shareholders of record at the close of business on October 12, 2010. This dividend compares to a common stock dividend of $0.05 per share paid during the previous quarter.
     The core earnings of the Bank are strong and we are “well capitalized” by all regulatory standards; however, the continuing high unemployment rate and weak housing market creates a level of uncertainty that influenced our decision to temporarily reduce the cash dividend. While this more conservative dividend will help build capital and further strengthen our balance sheet, it provides a yield that, in today’s financial climate, remains competitive. The Board discussed issuing additional common stock, but this option was rejected as it would have dilutive effects on current shareholders.
     Like you, our directors, officers, and all of our full-time employees are shareholders of Parkvale and as such, we share a mutual interest in seeing Parkvale’s common stock rise in value and yield maximum return on investment. Personally, as one of the larger shareholders, I fully understand that you may have concerns. These are not easy times. Yet I see strength and value in our company and promise in our future, which is why I continue to invest in Parkvale.
     I thank you for your continued support and assure you that as stability returns to the market, we will increase the dividend as soon as prudently possible.
Sincerely,

/s/ Robert J. McCarthy Jr.
Robert J. McCarthy, Jr.
President and CEO